QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 22, 2006

Registration Statement No. 333-138675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XPLORE TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	3570 (Primary Standard Industrial Classification Code Number)

Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728
(512) 336-7797
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Michael J. Rapisand
Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728
(512) 336-7797

with copies to:

Jonathan J. Russo, Esq.
Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
(212) 895-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	61,000,000	$0.36(2)	$21,960,000

Series A Preferred Stock, $0.001 par value	64,000,000	$0.0003(3)	$19,200

Series B Preferred Stock, $0.001 par value	10,000,000	$0.0003(3)	$3,000

Total			$21,982,200	$2,352(4)

(1)
Represents shares of common and preferred stock of Xplore Technologies Corp., a to-be-formed Delaware corporation, being registered in connection with the domestication of Xplore Technologies Corp., a corporation organized under the federal laws of Canada, assuming that the proposed resolution is approved by the shareholders and the domestication is completed.

(2)
Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common shares as reported on the Toronto Stock Exchange on November 10, 2006 and the noon foreign exchange rate on such date of the New York Federal Reserve Bank.

(3)
Estimated pursuant to 457(f)(2).

(4)
Registration fee previously paid by Registrant.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Before Domestication.    Section 124 of the Canada Business Corporations Act provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding. A corporation may not indemnify an individual under the Canada Business Corporations Act unless the individual: (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. A corporation may with the approval of a court, indemnify an individual referred to above, or advance moneys as described above, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described above against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in (a) and (b) above. An individual referred to above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described above if the individual seeking indemnity (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (ii) fulfils the conditions set out in (a) and (b) above.

        A corporation may purchase and maintain insurance for the benefit of an individual described above against any liability incurred by the individual (1) in the individual's capacity as a director or officer of the corporation; or (2) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

        By-Law No. 1 of Xplore Technologies provides that subject to the Canada Business Corporations Act, Xplore Technologies shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Xplore Technologies' request as a director or officer of a body corporate of which Xplore Technologies is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses and legal fees, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Xplore Technologies or such body corporation, if (a) he acted honestly and in good faith with a view to the best interest of Xplore Technologies, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Xplore Technologies shall also indemnify such person in such other circumstances as the Canada Business Corporations Act permits or requires. Nothing in By-Law No. 1 of Xplore Technologies limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of that by-law.

        Insurance policies are maintained by Xplore Technologies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers. In addition, Xplore Technologies will indemnify directors and officers in accordance with its specific indemnification agreements and to the maximum extent permitted under applicable law.

        After Domestication.    If the domestication is completed, the following provisions and laws will apply to Xplore Technologies and its directors and officers.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the certificate of incorporation of a Delaware corporation may provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase or redemption in violation of statutory limitations, or (iv) any transaction from which a director derived an improper personal benefit. Under the DGCL, in the absence of a provision to that effect in the certificate of incorporation, directors can be held monetarily liable for damages resulting from decisions made on behalf of a corporation without the level of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use. The proposed certificate of incorporation of Xplore Technologies after the domestication includes a provision limiting the liability of our directors as permitted by this provision of Delaware law.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Section 145 of the DGCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding, except that no indemnification shall be made if the indemnified person has been adjudged to be liable to the corporation, unless, and to the extent, the Delaware Court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability, determines such person is entitled to indemnity.

        Section 145 of the DGCL provides that the indemnity determination shall be made in the specific case by (i) a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) an independent legal counsel to the corporation if there are no such directors or if such directors so direct, or (iv) the stockholders.

        Section 145 of the DGCL provides that expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. Section 145 of the DGCL also provides that such expenses incurred by former officers and directors or other employees or agents may be paid in advance upon such terms and conditions, if any, as the corporation deems appropriate.

        Delaware corporations also are authorized under the DGCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. We intend to seek to obtain insurance which may protect our officers and directors against such liabilities.

        Our proposed by-laws provide for mandatory indemnification of our directors and officers to the extent permitted under Delaware law.

Item 21. Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed with this registration statement.

Exhibit Number	Description
3.1*	Articles of Incorporation of Xplore Technologies Corp.
3.2*	By-Laws of Xplore Technologies Corp.
4.1**	Specimen Stock Certificate for Registrant's Common Stock
4.2**	Specimen Stock Certificate for Registrant's Series A Preferred Stock
4.3**	Specimen Stock Certificate for Registrant's Series B Preferred Stock
5.1**	Opinion of Brown Raysman Millstein Felder & Steiner LLP regarding the legality of the securities registered
10.1*	Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation
10.2*
Intercreditor, Trade Credit Restructuring and Security Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Wistron Corporation
10.3*	December 2004 Debenture Purchase Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.4*	Loan and Security Agreement, dated September 15, 2005, between Silicon Valley Bank and Xplore Technologies Corporation of America
10.5*
September 2005 Debenture Purchase Agreement, dated September 15, 2005, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.6*
April 2006 Debenture Purchase Agreement, dated April 20, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.7*
Exchange and Purchase Agreement, dated April 21, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.8*	Relocation Agreement, dated September 6, 2005, by and between Xplore Technologies Corporation of America and Brian Groh
10.9*	Agreement, dated as of January 3, 2006, by and among Brian Groh, Xplore Technologies Corp. and Xplore Technologies Corporation of America
10.10*	Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran
10.11*	Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp.
10.12**	Amended and Restated Share Option Plan, as amended December 6, 2006
12.1*	Statement Re: Computation of Ratio of Fixed Charges to Earnings
16.1***	Letter Re: Change in Certifying Accountant

21.1*	Subsidiaries of Xplore Technologies Corp.
23.1**	Consent of Brown Raysman Millstein Felder & Steiner LLP (contained in exhibit 5.1)
23.2*	Consent of Mintz and Partners LLP

*
Previously filed on Form S-4 filed on November 14, 2006.

**
To be filed by amendment.

***
Filed herewith.

        (b)   Financial Statement Schedules—No supporting schedules have been included because they are not required.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (b)   every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Xplore Technologies Corp. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on November 22, 2006.

XPLORE TECHNOLOGIES CORP.
By:	/s/ MICHAEL J. RAPISAND
	Name:	Michael J. Rapisand
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

/s/ PHILIP S. SASSOWER* Philip S. Sassower	Chief Executive Officer (Principal Executive Officer)	November 22, 2006
/s/ MICHAEL J. RAPISAND Michael J. Rapisand	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2006
/s/ BRIAN E. USHER-JONES* Brian E. Usher-Jones	Director	November 22, 2006
/s/ ANDREA GOREN* Andrea Goren	Director	November 22, 2006
/s/ THOMAS F. LEONARDIS* Thomas F. Leonardis	Director	November 22, 2006
*By:	/s/ MICHAEL J. RAPISAND Michael J. Rapisand Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Incorporation of Xplore Technologies Corp.
3.2*	By-Laws of Xplore Technologies Corp.
4.1**	Specimen Stock Certificate for Registrant's Common Stock
4.2**	Specimen Stock Certificate for Registrant's Series A Preferred Stock
4.3**	Specimen Stock Certificate for Registrant's Series B Preferred Stock
5.1**	Opinion of Brown Raysman Millstein Felder & Steiner LLP regarding the legality of the securities registered
10.1*	Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation
10.2*
Intercreditor, Trade Credit Restructuring and Security Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Wistron Corporation
10.3*	December 2004 Debenture Purchase Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.4*	Loan and Security Agreement, dated September 15, 2005, between Silicon Valley Bank and Xplore Technologies Corporation of America
10.5*
September 2005 Debenture Purchase Agreement, dated September 15, 2005, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.6*
April 2006 Debenture Purchase Agreement, dated April 20, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.7*
Exchange and Purchase Agreement, dated April 21, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.8*	Relocation Agreement, dated September 6, 2005, by and between Xplore Technologies Corporation of America and Brian Groh
10.9*	Agreement, dated as of January 3, 2006, by and among Brian Groh, Xplore Technologies Corp. and Xplore Technologies Corporation of America
10.10*	Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran
10.11*	Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp.
10.12**	Amended and Restated Share Option Plan, as amended December 6, 2006
12.1*	Statement Re: Computation of Ratio of Fixed Charges to Earnings
16.1***	Letter Re: Change in Certifying Accountant
21.1*	Subsidiaries of Xplore Technologies Corp.

23.1**	Consent of Brown Raysman Millstein Felder & Steiner LLP (contained in exhibit 5.1)
23.2*	Consent of Mintz and Partners LLP

*
Previously filed on Form S-4 filed on November 14, 2006.

**
To be filed by amendment.

***
Filed herewith.

QuickLinks

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX